Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
Investor Relations
(813) 273-3966

Syniverse Announces Preliminary Unaudited

Fourth Quarter Operating Results

Tampa, Fla. – Feb. 7, 2005 – Syniverse Technologies (www.syniverse.com), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, today announced that it currently expects to report net income of between $3 million and $4 million for the three months ended December 31, 2004, compared to a loss of $59.1 million for the same period in 2003. The company’s net income increased from period to period primarily due to higher revenues and the absence of a non-cash impairment loss of $53.7 million recognized in 2003 due to the re-branding and re-naming of the company to Syniverse. This increase was partially offset by a 2004 non-cash impairment charge of approximately $5 million on its customer base intangible assets resulting from a recent notification by a technology interoperability customer that it does not intend to renew its contract with the company for these services.

Syniverse previously announced the following preliminary unaudited fourth quarter operating results on January 27, 2005. The company currently expects to report total revenues between $87 million and $90 million for the three months ended December 31, 2004, compared to $70.2 million for the same period in 2003. Total revenues increased from period to period due to an increase in Technology Interoperability Services revenues, primarily as a result of the acquisition of the North American wireless clearinghouse business of EDS in September 2004 and strong transaction volume growth. In addition, the company experienced an increase in revenues from Number Portability Services, which the company began providing on November 24, 2003. The company continued to experience growth in Network Services revenues in the fourth quarter of 2004. This growth was partially offset by anticipated decreases in Call Processing and Enterprise Solutions Services revenues during this period.

During the fourth quarter of 2004, Syniverse renewed several contracts with Verizon Wireless for certain of its services. These renewed contracts are multi-year in duration and consistent with Syniverse’s volume-based pricing strategy, and contain lower rates than Syniverse’s existing Verizon Wireless contracts. Total revenues from Verizon Wireless for the fourth quarter of 2004 would have been approximately $2 million lower had these renewed contracts been in place for the entire quarter. Based on current negotiations, Syniverse also expects to sign contract renewals for specific services provided to certain other customers at rates that will reduce quarterly revenues by approximately $1 million in the aggregate based on current volumes.

Syniverse’s preliminary 2004 revenue estimates also include between $1 million and $2 million of nonrecurring revenues.

Syniverse also expects an approximate $2 million reduction in quarterly Technology Interoperability Services clearinghouse revenues beginning in the first quarter of 2005. This decline is the result of the planned elimination of intra-company clearinghouse transactions between the recently merged Cingular and AT&T Wireless.

Syniverse has not yet finalized its financial statement close process for the quarter ended December 31, 2004 or completed its year-end audit. In connection with the completion of these activities, Syniverse may identify items that would require the company to make adjustments to its preliminary operating results described in this press release.

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Syniverse Technologies • One Tampa City Center, Suite 700, Tampa, FL 33602 • Tel +1 888.724.3579

• Outside North America +1 813.209.5944

www.syniverse.com

About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next generation wireless services. Syniverse provides services to over 300 telecommunication carriers in approximately 40 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., with offices in major cities throughout North America and in The Netherlands, Syniverse has a global sales force in London, Luxembourg, Rome, Beijing, Hong Kong, Rio de Janeiro and Belo Horizonte. For more information, visit www.syniverse.com

CUSIP: 87287VAB8 Bloomberg Ticker: SYNVER (Bond)

Cautions about Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.